Exhibit 99.1

GOLDFIELD SIGNS PURCHASE AGREEMENT TO ACQUIRE C AND C POWER LINE, INC.
MELBOURNE, Florida, January 2, 2014 - The Goldfield Corporation (NYSE MKT: GV) today announced that its wholly owned subsidiary, Power Corporation of America, signed a Stock Purchase Agreement to purchase the stock of C and C Power Line, Inc., a privately-held union electrical construction company headquartered in Jacksonville, Florida. Goldfield previously announced the signing of a Letter of Intent to acquire C and C on August 26, 2013. The transaction is expected to close in early January, subject to satisfaction of customary closing conditions.
C and C has been involved in the construction of electrical transmission lines in Florida since 1989, with annual revenue of approximately $15 million in 2012. The purchase price for all the stock of C and C is $7,250,000 in cash, subject to certain adjustments as provided in the Stock Purchase Agreement. The purchase price will be partially funded from borrowings under our recently expanded bank credit line.
John H. Sottile, President of Goldfield, said that the acquisition of C and C will open opportunities for Goldfield to expand its revenue base and geographic footprint into areas previously not available for the Company.
Mr. Sottile added, “The existing operating management of C and C will strengthen our electrical construction capabilities, promoting the growth of future operations.”
About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our Company, please refer to our filings with the Securities and Exchange Commission which can be found on the Company's website at http://www.goldfieldcorp.com.
This press release contains forward-looking statements, including those regarding the proposed Acquisition of C and C.  These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to:  the ability of the parties to consummate the proposed Acquisition in a timely manner or at all; the satisfaction of conditions precedent to consummation of the Acquisition; and other risks described in the Registrant’s filings with the Securities and Exchange Commission, including its most recent Form 10-Q and Form 10-K.  All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and the Registrant does not undertake any obligation to update any forward-looking statements.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com